Exhibit 23.04
[Rittenhouse Letterhead]
February 8, 2007
The Special Committee of Independent Directors
Electric City Corporation
1280 Landmeier Road
Elk Grove Village, IL 60007
Members of the Special Committee:
We hereby consent to the references to our firm and to our opinion under the heading Special Committee of the Board of Directors in the Form S-1, as amended, reviewed by us, relating to the proposed offering of securities by Electric City Corporation (the “Company”). Our opinion letter was addressed solely to the Special Committee of Independent Directors of the Company’s Board of Directors. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Sincerely,
Rittenhouse Capital Partners, LLC